EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Confirms Production Guidance,

Updates Production and Exploration Activity

     Natchez, MS (January 20, 2005)—Callon Petroleum Company (NYSE: CPE/CPE.PrA) today confirmed its previous guidance for fourth quarter 2004 production and provided an update on current production and exploration activity.

     Fourth Quarter Production Guidance — The company confirmed it expects to report production for the fourth quarter of 2004 within the previously announced range of 50 to 55 million cubic feet of natural gas equivalent (MMcfe) per day.

     Mississippi Canyon Blocks 538/582 (Medusa Field) — The A-1 well at Medusa is online. With all six wells in operation, the field is currently producing in excess of 40,000 barrels of oil (Bo) and 40 million cubic feet of natural gas (MMcf) per day. Callon owns a 15% working interest and Murphy Oil Corporation (NYSE: MUR) is the operator.

     Garden Banks Block 341 (Habanero Field) — Repairs to the A-2 well have been completed and the well has been returned to production at rates equivalent to those during the second quarter of 2004, before mechanical problems necessitated it being shut-in. The two wells in this field are currently producing at a combined rate of approximately 21,000 Bo and 36 MMcf per day. Callon owns an 11.25% working interest and Shell Deepwater Development Inc., a subsidiary of Royal Dutch/Shell Group (NYSE: RD), is the operator.

     Mississippi Canyon Block 538 (North Medusa Discovery) — The sidetrack of the North Medusa discovery encountered 46 feet of high quality oil sand pay. The well is currently in the process of completion with first production anticipated early in the second quarter. Callon holds a 15% working interest and Murphy Oil Corporation (NYSE: MUR) is the operator.

     High Island Block 119 (Bald Eagle North Prospect) – The A-3 well encountered 32 feet of pay in a single zone, has been completed and is producing 21 MMcf/e per day. Kerr McGee (NYSE:KMG) is the operator. Callon holds a 22% working interest.

     East Cameron Block 90 (Chocolate Prospect) – The exploratory well testing this prospect encountered 42 feet of pay in two intervals. Callon holds a 62% working interest and is the operator.

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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